Exhibit 99.4

Alliance Advisors, LLC 844-874-6165 CBB@allianceadvisors.com
MR A SAMPLE
DESIGNATION (IF ANY)
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Tax ID certification on file:	<Certified Y/N>

TOTAL SHARES	12345678901234
TIME SENSITIVE INFORMATION. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.
ELECTION FORM AND LETTER OF TRANSMITTAL
To accompany certificates of common stock of CBB Bancorp, par value $0.01 per share, that are validly tendered and not properly withdrawn
This Election Form and Letter of Transmittal (the “Election Form”) is being delivered in connection with the Agreement and Plan of Merger, dated as of February 27, 2024 (the “Merger Agreement”), by and between Southern States Bancshares, Inc. (“Southern States”) and CBB Bancorp (“CBB”), pursuant to which CBB will be merged with and into Southern States with Southern States as the surviving corporation (the “Merger”) and, as soon as practicable thereafter, Century Bank of Georgia, a subsidiary of CBB, will be merged with and into Southern States Bank, a subsidiary of Southern States, with Southern States Bank as the surviving corporation. This Election Form permits you to make an election as to the type of consideration (cash or Southern States common stock) that you wish to receive in connection with the Merger. This Election Form may be used to make an election only with respect to certain shares of CBB common stock that you hold, as listed below. You may receive additional Election Forms with respect to certain shares of CBB common stock held by you in another manner or in another name (if any). To be effective, this Election Form must be RECEIVED by Computershare, the Exchange Agent, no later than 5:00 p.m., Eastern Daylight Time, on July 9, 2024, unless extended (the “Election Deadline”), and, with respect to certificated shares, together with the certificate(s) representing all shares of CBB common stock for which you are making an election and to which this Election Form relates and a completed Internal Revenue Service (“IRS”) Form W-9 or the appropriate IRS Form W-8, as applicable. Holders of shares of CBB common stock who hold such shares in electronic book-entry form do not need to include any certificate(s) and simply need to return the completed Election Form and IRS Form W-9 or IRS Form W- 8, as applicable. An election with respect to shares of CBB common stock held beneficially, including through The Depository Trust Company (“DTC”), must be submitted by your bank, broker or other nominee.
Your CBB Stock Certificates:
Locate and return the certificates listed below.

Certificate Numbers	Shares	Certificate Numbers	Shares

XXXX12345678	12345678901234	XXXX12345678	12345678901234

XXXX12345678	12345678901234	XXXX12345678	12345678901234

XXXX12345678	12345678901234	XXXX12345678	12345678901234
If you hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held By Us	Total Shares
12345678901234	12345678901234	12345678901234	12345678901234

Complete the box(es) below to make an election. It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to allocation, proration, adjustment and certain other limitations as set forth in the Merger Agreement, which are designed to ensure that no more than 10% of the outstanding shares of CBB common stock receive the Cash Consideration (as defined below). If more than 10% of the shares of CBB common stock outstanding at the effective date of the Merger would otherwise be converted into cash (including shares held by holders of CBB common stock who have properly exercised their right to dissent as described in the Merger Agreement and the Proxy Statement/Prospectus previously delivered to CBB shareholders), then the holders of CBB common stock electing the Cash Consideration will receive a combination of cash and Southern States common stock with the Cash Consideration to be prorated on the basis of the number of shares of CBB common stock as to which holders of CBB have properly elected to receive Cash Consideration so that the maximum amount of shares of CBB common stock to receive cash shall not exceed 10%. Therefore, there is no assurance that you will receive your election choice. As described below, subject to the allocation and proration provisions in the Merger Agreement, you may elect to receive the Cash Consideration or the Stock Consideration (as defined below) (together, the “Merger Consideration”) with respect to your shares of CBB common stock.
Important: If you receive the Stock Consideration as Merger Consideration, the value of your Merger Consideration when received will depend on the value of Southern States common stock at a time after the time you make your election. In particular, if you receive Southern States common stock as Merger Consideration, the value of the Stock Consideration will depend on the price per share of Southern States common stock at the time you receive the shares of Southern States common stock. Therefore, the value of any Stock Consideration as Merger Consideration, when received, may be different than its estimated value at the time you make your election.
Although CBB and Southern States have mailed the Proxy Statement/Prospectus to the extent required by U.S. law, the Proxy Statement/Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of CBB common stock or shares of Southern States common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Please note that this Election Form and the other election materials are (i) separate and apart from the CBB shareholder vote to approve the Merger and (ii) contingent on CBB shareholder approval of the Merger. You are encouraged to cast your vote on the Merger as soon as you can.

ELECTION CHOICES
MARK THE BOX BELOW FOR THE MERGER CONSIDERATION YOU ELECT
CASH CONSIDERATION ELECTION

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Mark this box to elect to receive Cash Consideration with respect to ALL of your shares of CBB common stock (the cash consideration is fixed at $45.63 per share) without interest for EACH share of CBB common stock (the “Cash Consideration”)

STOCK ELECTION

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Mark this box to elect to receive Stock Consideration with respect to ALL of your shares of CBB common stock (the stock consideration is fixed at 1.550 shares of Southern States common stock plus cash in lieu of any fractional shares of Southern States common stock) for EACH share of CBB common stock (the “Stock Consideration”)

Your election may be subject to proration based on a proration adjustment if the Cash Consideration is oversubscribed.
NO ELECTION
You will be deemed to have made an election for STOCK CONSIDERATION if:
A.You fail to follow the instructions on the Election Form or otherwise fail to properly make an election;
B.A properly completed Election Form together with your stock certificate(s), if you hold certified shares, or a properly completed Notice of Guaranteed Delivery, is not received by the Exchange Agent on or before the Election Deadline;
C.You submit a properly completed Notice of Guaranteed Delivery on or before the Election Deadline, but your stock certificate(s) are not received by the Exchange Agent pursuant to the procedures set forth in the Notice of Guaranteed Delivery; or
D.You properly and timely revoke a prior election without making a new election.
LOST, STOLEN OR DESTROYED CERTIFICATE(S)
If a certificate for shares of CBB common stock has been mutilated,lost, stolen or destroyed, then, before a CBB shareholder will be entitled to receive the Merger Consideration, such holder will need to make an affidavit of that fact and post a bond (in such amount as is customary and upon such terms as may be required by Southern States) as indemnity against any claim that may be made against Southern States, the Exchange Agent or any of Southern States’ subsidiaries with respect to such certificate. For more information regarding this process, please refer to Item B.5 of the enclosed Instructions to Election Form.
To be effective, this Election Form must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Election Information Booklet, together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, by the Expiration. Do not send your election materials to CBB or Southern States.
SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent
Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. Please refer to the Election Information Booklet, Signature Guarantees.
By signing below, I represent and warrant as follows:
(1)I have full power and authority to surrender the shares of CBB common stock represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my shares of CBB common stock.
(2)I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of Election Form, duly completed and manually signed, together with any stock certificate(s) representing shares of CBB common stock and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the shares of CBB common stock will be determined by the Exchange Agent.
(3)I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the shares of CBB common stock subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Expiration.
(4)I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the shares of CBB common stock subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline.
(5)I acknowledge that, until I properly surrender the certificate(s) representing the shares of CBB common stock to which this Election Form relates or properly transfer such shares of CBB common stock in book-entry form, I will not receive any consideration issuable or payable in connection with the Merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Election Information Booklet.
Sign and provide your Taxpayer Identification Number or Social Security Number, as applicable, on the IRS Form W-9 if provided (or the appropriate IRS Form W-8 if you are a non-U.S. shareholder, a copy of which can be obtained at www.irs.gov).

Signature of owner	Signature of co-owner, if any

Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED).
Unless the shares were tendered by the registered holder(s) of the common shares, or for the account of a member of an Eligible Institution (as defined in the Instruction Letter), your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature

Name of Firm

Address of Firm - Please Print

SPECIAL PAYMENT AND DELIVERY FORM
The Merger Consideration will be issued in the name and address provided on the Election Form and Letter of Transmittal, unless instructions are given in the boxes below. If the Merger Consideration is to be issued to an account or person other than the current registered holder(s) as stated on the front page of the Election Form and Letter of Transmittal, please provide a completed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, for such account(s) and/or person(s).

Special Payment and Issuance Instructions
(See Instructions B.1, B.2 and B.6)
To be completed ONLY if the Merger Consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.

Special Payment and Issuance Instructions
(See Instructions B.4 and B.6)
To be completed ONLY if the Merger Consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):	Name(s):
(Please Print)	(Please Print)
Address:	Address:

Telephone Number:	Telephone Number: